SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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    14a-6(e)(2))
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/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

CENIT Bancorp, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CENIT Bancorp, Inc.
Corporate Offices
225 West Olney Road
Norfolk, Virginia 23510
(757) 446-6678

                                                 CENIT BANCORP, INC.



April 11, 1997



Dear Fellow Stockholders:

At CENIT Bancorp's annual meeting on April 23, you face a referendum on CENIT's future. Your choice is between:

   CENIT - a highly successful community banking business that has achieved outstanding results for investors and that should produce even greater returns in the future;

                                       OR

   Mid-Atlantic Investors - a short-term speculator that backs a slate of unqualified candidates, has no business plan for the company, and relies single-mindedly on a quick sale to achieve investment return.

We think there are compelling reasons for stockholders to support CENIT's board and management:

- CENIT's stock price has risen an average of more than 31% annually since going public.

- CENIT's lending and assets have expanded substantially, with loans held for investment up more than 32% in 1996 alone.

- CENIT's local banking presence grew in 1996 with the opening of new branches and the acquisition of more than $68 million of local deposits that can be reinvested in our community.

- CENIT's strategic business plan focuses on continued superior growth and return for stockholders in the future. We have a valuable franchise and we can continue to achieve significant growth by building CENIT into the dominant force in community banking in the Norfolk - Virginia Beach - Newport News area.

- CENIT's board and management are not opposed to a sale or merger of the company - at the right time and at the right price. As major stockholders of CENIT, our interests are allied with all the company's investors. Our goal is to maximize stockholder value, and we are willing to use every appropriate means to do so.

There are equally compelling reasons for CENIT stockholders to vote AGAINST Mid-Atlantic's proposal and board candidates:

- Mid-Atlantic would like you to think that its form of speculation is risk-free, but that is clearly not the case. Less than two years ago the stockholders of Bankers First lost value when Mid-Atlantic could not produce an auction of competing bidders and the company had to be sold to the sole bidder at a price below its presale high. It is a fact that the sale of a business cannot be conducted with fire-sale tactics and still achieve full value. We believe that Mid-Atlantic wants to gamble on a quick profit for itself, rather than maximizing stockholder value.

- Mid-Atlantic's tactics are encountering growing resistance from stockholders. Recently, the stockholders of HFNC Financial refused by a vote of nearly two to one to support Mid-Atlantic's attack on the company's compensation program. We agree with these investors that professional destabilizers such as Mid-Atlantic can cause harm when their insistence on short-term profits disrupts long-term business strategy.

- Mid-Atlantic's board candidates could not fulfill their fiduciary responsibilities if elected as directors of CENIT. These candidates, who are controlled by Mid-Atlantic, cannot represent the interests of CENIT stockholders and do not have the experience or ability to set policy and oversee the company's business. They stand for only one thing - a quick sale. But if such a sale were not achieved, CENIT would be crippled by a divided board with inexperienced and unqualified directors incapable of fulfilling their duties.

- Mid-Atlantic Investors is really just two people - Jerry Zucker, a wealthy Charleston, South Carolina businessman, and Jerry Shearer, hired by Mr. Zucker to manage his investment game. Mr. Shearer, described in a 1995 profile as having " . . . toiled in obscurity at three South Carolina banks
     . . . . plugging away in the back office," never achieved leadership in the profession. With Mr. Zucker's money, he now practices a form of corporate vandalism that ignores the performance and long-term prospects of the companies he puts "in play" for short-term profit. This is not a game that benefits CENIT's stockholders, employees, customers, or the communities it serves.

In making your voting decision at this year's annual meeting, we urge all CENIT stockholders to follow the advice of Institutional Shareholder Services, an independent advisory firm that reviews proxy material and gives voting advice to institutional investors. ISS has reviewed the proxy materials of both CENIT and Mid-Atlantic Investors and has recommended that its clients vote FOR CENIT's board nominees and AGAINST Mid-Atlantic's proposal. This appraisal by an independent firm looking out for stockholder interests is convincing evidence that Mid-Atlantic represents only itself, not the stockholders of CENIT Bancorp.

Sincerely,



Michael S. Ives
President and Chief Executive Officer

   If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR Proposal 1 and AGAINST Proposal 2.
         If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                               NEW YORK, NY 10005

                            TOLL-FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800

                       Internet: http://www.georgeson.com


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News Release
_________________________________________________________________

CENIT Bancorp, Inc.
225 West Olney Road
Norfolk, Virginia 23510
(757) 446-6600

                                            Contact:
                                            Michael S. Ives/757-446-6678
                                            President & Chief Executive Officer
                                            CENIT Bancorp, Inc.

FOR IMMEDIATE RELEASE

     Institutional Shareholder Services (ISS) Supports CENIT Bancorp
                  In Proxy Contest with Mid-Atlantic Investors

     NORFOLK, Va. April 11 -- CENIT Bancorp, Inc., (NASDAQ:CNIT) today announced that a respected independent advisory firm has issued a report supporting CENIT's board nominees and recommending that CENIT shareholders reject the proxy proposal and board nominees advanced by Mid-Atlantic Investors. Institutional Shareholder Services (ISS), which reviews and analyzes proxy issues for institutional investors, advised CENIT investors to vote their shares in favor of the recommendations of CENIT's Board at the company's upcoming annual meeting.

     "We're pleased that this independent assessment recognizes the values inherent in CENIT's current management strategy," said Michael Ives, President and CEO of CENIT Bancorp.

     Mid-Atlantic wishes to force a hasty sale of CENIT, a community bank serving the Norfolk-Newport News-Virginia Beach area.

     The report by ISS, released this week, refutes claims made by Mid-Atlantic, a Columbia, S.C., investor that has conducted similar campaigns against other community banks.

                                     -more-

ISS release/Page 2

     "We do not believe that pushing CENIT into a sale at this point in its operations will necessarily command a significant premium in the market," said the report by Maryland-based ISS. The report went on to say that "while takeover speculation may have increased share value at CENIT over the period of Mid-Atlantic's investment, we also believe performance enhancements have helped increase share value."

     The report was released just two weeks prior to the bank's April 23 annual meeting, at which shareholders will consider whether to unseat incumbent CENIT directors in favor of three candidates being promoted by Mid-Atlantic for seats on CENIT's Board of Directors, and vote on a Mid-Atlantic proposal to retain an investment banker to value CENIT.

     "We do not believe there are any signs of management trying to entrench itself at the cost of shareholder value," the report said, countering a repeated Mid-Atlantic claim.

     Among examples of the bank's currently successful strategy of achieving shareholder value, the report cited:

         -   a 31 percent annually compounded return on investment
         -   a dividend increase of $1.00 per share from none
         -   growth of retail branch offices to 19 from 11
         - an increase of average shareholder equity to average assets from 5.7 percent to 7.2 percent.

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